UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant     ☑

Filed by a Party other than the Registrant     □

Check the appropriate box:

□           Preliminary Proxy Statement

□           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑          Definitive Proxy Statement

□           Definitive Additional Materials

□           Soliciting Material Pursuant to § 240.14a-12

                                                                                                                                Community Bank System, Inc.

(Name of Registrant as Specified In Its Charter)

__________________________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑          No fee required.

□           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)       Title of each class of securities to which transaction applies:

__________________________________________________________________________________________________________________________
(2)       Aggregate number of securities to which transaction applies:

__________________________________________________________________________________________________________________________

(3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

__________________________________________________________________________________________________________________________

(4)       Proposed maximum aggregate value of transaction:

__________________________________________________________________________________________________________________________
(5)       Total fee paid:

__________________________________________________________________________________________________________________________

□	Fee paid previously with preliminary materials.

□
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:______________________________________________________________

(2) Form, Schedule or Registration Statement No.:____________________________________________

(3) Filing Party:________________________________________________________________________

(4) Date Filed:_________________________________________________________________________

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway
DeWitt, New York 13214-1883

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        April 16, 2009
To the Shareholders of Community Bank System, Inc.:

At the direction of the Board of Directors of Community Bank System, Inc., a Delaware corporation (the “Company”), NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Company (the “Meeting”) will be held at 1:00 p.m. on Wednesday, May 20, 2009 at Yokum Hall, State University of New York, College at Plattsburgh, Plattsburgh, New York, for the following purposes:

1.	To elect four directors to hold office for a term of three years and elect one director to hold office for a term of two years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year;

3.	To vote on an amendment to the Company’s Certificate of Incorporation and Bylaws to declassify the Board of Directors; and

4.	To transact any other business which may properly be brought before the Meeting or any adjournment thereof.

By Order of the Board of Directors

Donna J. Drengel
Secretary

YOUR VOTE IS IMPORTANT. YOU ARE THEREFORE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THAT TIME AND VOTE IN PERSON IF YOU WISH.

COMMUNITY BANK SYSTEM, INC.

5790 Widewaters Parkway

DeWitt, New York 13214-1883

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 20, 2009

This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors (the “Board”) of Community Bank System, Inc. (the “Company”), the holding company for Community Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at 1:00 p.m. on Wednesday, May 20, 2009, at Yokum Hall, State University of New York, College at Plattsburgh, Plattsburgh, New York.  This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately April 16, 2009.

The proxy materials relating to the 2009 Annual Meeting and the 2008 Annual Report are available on the Internet.  Please go to http://www.snl.com/irweblinkx/docs.aspx?iid=100185 to view and obtain the materials online.

At the Meeting, the Shareholders will be asked to vote for the election of directors and the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.  Five of the total of ten directors who currently serve on the Company’s Board will stand for election to the Board at the Meeting.  Voting will also be conducted on any other matters which are properly brought before the Meeting, including a proposal to amend the Company’s Certificate of Incorporation and Bylaws to provide for a single class of directors.

VOTING RIGHTS AND PROXIES

The Board has fixed the close of business on April 2, 2009 as the record date for determining which Shareholders are entitled to notice of and to vote at the Meeting.  At the close of business on the record date, 32,741,623 shares of common stock were outstanding and entitled to vote at the Meeting, which is the Company’s only class of voting stock.  Each share of outstanding common stock is entitled to one vote with respect to each item to come before the Meeting.  The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a Shareholder meeting.

If the enclosed form of Proxy is properly executed and returned to the Company prior to or at the Meeting, and if the Proxy is not revoked prior to its exercise, all shares represented thereby will be voted at the Meeting and, where instructions have been given by a Shareholder, will be voted in accordance with such instructions.  An abstention by a Shareholder with respect to a matter to be voted on will be counted for purposes of determining the presence of a quorum and will have the effect of a vote cast against the matter being voted on at the Meeting.  Any broker non-votes will be counted as being present for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the matter being voted on at the Meeting.

Any Shareholder executing a Proxy which is solicited hereby has the power to revoke it at any time prior to its exercise.  A Proxy may be revoked by giving written notice to the Secretary of the Company at the Company’s address set forth above, by attending the Meeting and voting the shares of stock in person, or by executing and delivering to the Secretary a later-dated Proxy.

The Company will bear all costs of soliciting Proxies.  The solicitation of Proxies will be by mail, but Proxies may also be solicited by telephone, email, or in person by directors, officers, and other regular employees of the Company or of the Bank.  Should the Company, in order to solicit Proxies, request the assistance of other financial institutions, brokerage houses, or other custodians, nominees, or fiduciaries, the Company will reimburse such persons for their reasonable expenses in forwarding proxy materials to Shareholders and obtaining their Proxies.

The Annual Report of the Company for the fiscal year ended December 31, 2008, incorporating the Form 10-K filed by the Company with the Securities and Exchange Commission, is being sent to Shareholders with this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information as of December 31, 2008 with respect to any person known by the Company to beneficially own more than 5% of the Company’s outstanding stock.  The information included in the table is from Schedules 13G filed with the Securities and Exchange Commission by the listed beneficial owners.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class

Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	3,565,148 (1)	10.93%

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	2,212,132 (2)	6.78%

(1)
Based on information contained in the referenced Schedule 13G filing, Barclays Global Investors, NA and its affiliates have sole voting power with respect to 2,892,214 shares and sole dispositive power with respect to all shares listed.

(2)
Based on information contained in the referenced Schedule 13G filing, Dimensional Fund Advisors LP has sole voting power with respect to 2,186,617 shares and sole dispositive power with respect to all shares listed.

ITEM ONE:  ELECTION OF DIRECTORS AND INFORMATION WITH
RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS

The first item to be acted upon at the Meeting is the election of five directors, four of whom shall hold office for three years and one who will hold office for two years and until his or her successor shall have been duly elected and qualified.  Directors David C. Patterson, Sally A. Steele, and Mark E. Tryniski, whose terms are scheduled to expire as of the date of the Meeting, will stand for re-election.  Directors James W. Gibson, Jr. and James A. Wilson, both of whom were appointed to the Board on January 1, 2009, will stand for election at the Meeting.  Mr. Gibson is standing for election to a term expiring in 2011 in order to provide for as close to equal number of directors in each class of directors on the Board in accordance with the Company’s Certificate of Incorporation and Delaware corporate law.  William M. Dempsey retired from the Board of Directors on December 31, 2008 pursuant to the Company’s mandatory retirement age policy.  The nominees receiving a plurality of the votes represented in person or by proxy at the Meeting will be elected directors.

All Proxies in proper form which are received by the Board prior to the election of directors at the Meeting will be voted “FOR” the nominees listed below, unless authority is withheld in the space provided on the enclosed Proxy.  In the event any nominee declines or is unable to serve, it is intended that the Proxies will be voted for a successor nominee designated by the Board.  All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected.  The ten members of the Board whose terms will continue beyond the Meeting (including the nominees for election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire or until they reach the mandatory retirement age in accordance with the Company’s Bylaws.

The information set forth below is furnished for each nominee for director to be elected at the Meeting and each director of the Company whose term of office continues after the Meeting.  The share ownership numbers for certain directors include shares that would be issuable upon exercise of “Offset Options” granted to these directors in order to reduce the Company’s liability under its Stock Balance Plan.  The purpose of the Offset Options is explained on page 12.  See footnote “(e)” on page 6 for the number of currently exercisable stock options (including, without limitation, Offset Options) held by specific directors.

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

Shares of Company Common
Stock Beneficially Owned (c)
	Director	Business	as of April 2, 2009 (d)
Name and	of the	Experience During
Age (a)	Company Since	Past Five Years (b)	Number (e)	Percent

Nominees (for terms to expire at Annual Meeting in 2012):
David C. Patterson Age 67	1991	President and owner of Wight and Patterson, Inc., manufacturer and seller of livestock feed located in Canton, New York.	142,874 (f)	.43%

Sally A. Steele Age 53	2003	Attorney, self-employed as general practitioner with concentration in real estate and elder law, Tunkhannock, Pennsylvania.	85,291 (f)	.26%

Shares of Company Common
Stock Beneficially Owned (c)
	Director	Business	as of April 2, 2009 (d)
Name and	of the	Experience During
Age (a)	Company Since	Past Five Years (b)	Number (e)	Percent
Mark E. Tryniski Age 48	2006	President and Chief Executive Officer of the Company. Prior service with the Company as Executive Vice President and Chief Operating Officer (March 2004 -July 2006) and Executive Vice President and Chief Financial Officer (July 2003 - February 2004). Prior to 2003, partner at the firm of PricewaterhouseCoopers LLP in Syracuse, New York.	94,448.29%

James A. Wilson Age 63	2009	Retired. Prior to April 2008, principal at the firm of Parente Randolph, LLC in Wilkes-Barre, Pennsylvania.	7,322.02%

Nominees (for term to expire at Annual Meeting in 2011):
James W. Gibson, Jr. Age 62	2009	Retired. Prior to 2005, partner at the firm of KPMG, LLP in New York, New York.	7,322.02%

Terms expiring at Annual Meeting in 2011:
Nicholas A. DiCerbo Age 62	1984	Partner, law firm of DiCerbo and Palumbo, Olean, New York.	296,976 (f)	.90%

James A. Gabriel Age 61	1984	Owner, law firm of Franklin & Gabriel, Ovid, New York.	174,006.53%

Charles E. Parente Age 68	2004	Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers’ compensation insurance, real estate, anthracite coal mining preparation and sales; Chairman of CP Media, LLC, owner and operator of broadcast television stations.	415,793 (f)	1.27%

Terms expiring at Annual Meeting in 2011:

Brian R. Ace Age 54	2003	Owner, Laceyville Hardware, Laceyville, Pennsylvania.	81,312 (f)	.25%

Paul M. Cantwell, Jr. Age 67	2001	Owner, law firm of Cantwell & Cantwell, Malone, New York. Prior to January 2001, Chairman and President, The Citizens National Bank of Malone.	162,960 (f)	.50%

Shares of Company Common
Stock Beneficially Owned (c)
	Business	as of April 2, 2009 (d)
Name and	Experience During
Age (a)	Past Five Years (b)	Number (e)	Percent

The following information summarizes the security ownership of the named executive officers of the Bank who are not directors:

Scott A. Kingsley Age 44	Executive Vice President, Chief Financial Officer. Prior to August 2004, Vice President and Chief Financial Officer of Carlisle Engineered Products, Inc.	38,724.12%

Brian D. Donahue Age 53	Executive Vice President and Chief Banking Officer	81,279.25%

George J. Getman Age 52	Executive Vice President and General Counsel. Prior to January 2008, member of Bond, Schoeneck & King, PLLC	8,435.03%

J. David Clark Age 55	Senior Vice President and Chief Credit Officer	68,525.21%

Number of shares of Company common stock beneficially owned by all directors, persons chosen to become directors and executive officers of the Company as a group (14 persons)		1,665,266	4.98%

(a)	No family relationships exist between any of the aforementioned directors or executive officers of the Company.

(b)
Other than Mr. Tryniski, who serves as a director of CONMED Corporation, and Mr. Parente, who serves as a director of W.P. Carey & Co. LLC, no nominee or continuing director of the Company holds a directorship with any public company (other than the Company) which is registered under the Securities Exchange Act of 1934, or with any company which is a registered investment company under the Investment Company Act of 1940.

(c)
Represents all shares as to which the named individuals possessed sole or shared voting or investment power as of April 2, 2009.  Includes shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or director.

(d)
The listed amounts include shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Ace holds 4,328 shares jointly with his wife, his wife holds 121 shares, and 16,957 shares are held in the name of Laceyville Hardware, of which Mr. Ace is owner; Mr. Cantwell’s wife holds 10,450 shares; Mr. Clark holds 6,137 shares with his wife and is the beneficial owner of 12,817 shares held by the Company’s 401(k) Plan; Mr. DiCerbo holds 69,205 shares jointly with his wife and 101,536 shares are held in the name of the law partnership of DiCerbo and Palumbo; Mr. Donahue is the beneficial owner of 4,246 shares held by the Company’s 401(k) Plan; Mr. Getman’s wife holds 895 shares and he is the beneficial owner of 250 shares held by the Company’s 401(k) Plan; Mr. Kingsley is the beneficial owner of 593 shares held by the Company’s 401(k) Plan; Mr. Parente holds 21,000 shares as Trustee of the C.E. Parente Trust U/A, his wife holds 3,000 shares, and 348,000 shares are held by a partnership controlled by Mr. Parente; Mr. Patterson holds 4,760 shares jointly with his wife and 8,293 shares as Trustee for the Wight and Patterson Retirement Plan; Ms. Steele holds 41,570 shares jointly with her husband, 1,520 shares are held in Ms. Steele’s 401(k) account, and 1,202 shares are held in Ms. Steele’s simplified employee pension plan; and Mr. Tryniski is the beneficial owner of 5,536 shares held by the Company’s 401(k) Plan.

(e)
Includes shares that the following individuals currently have the right to acquire, or will have the right to acquire within 60 days of April 2, 2009, through exercise of stock options issued by the Company: Mr. Ace, 45,399 shares; Mr. Cantwell, 48,624 shares; Mr. Clark, 40,601 shares; Mr. DiCerbo, 103,942 shares; Mr. Donahue, 60,343 shares; Mr. Gabriel, 98,696 shares; Mr. Getman, 0 shares; Mr. Gibson, 4,822 shares; Mr. Kingsley, 30,749 shares; Mr. Parente, 33,283 shares; Mr. Patterson, 108,556 shares; Ms. Steele, 40,999 shares; Mr. Tryniski, 56,515 shares; and Mr. Wilson, 4,822 shares.  These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.

(f)
In addition to the number of shares of common stock reported as beneficially owned, the following directors have elected to defer cash director fees under the director deferred compensation plan resulting in such directors holding at risk share equivalent units, which are subject to fluctuations in the market price of the Company’s stock, in the following amounts as of December 31, 2008:  Mr. Ace, 10,431 units; Mr. Cantwell, 5,475 units; Mr. DiCerbo, 38,765 units; Mr. Parente, 2,697 units; Mr. Patterson, 15,486 units; and Ms. Steele, 9,814 units.

CORPORATE GOVERNANCE

The Company maintains a corporate governance section on its website which contains our principal governance documents including the Company’s Corporate Governance Guidelines, Codes of Conduct applicable to directors, executive officers and employees, the Company’s Whistleblower Policy, and the Committee Charters for the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee.  These corporate governance documents are available on our website at www.communitybankna.com under the heading “Investor Relations – Corporate Information,” and a copy will be provided to any shareholder who requests a copy from the Company.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Guidelines require the Board of Directors to be comprised of at least a majority of independent directors.  The Board has determined that 8 of the 10 directors nominated to serve on the Board or continuing in office after the Meeting are independent under the NYSE standards and the Company’s Corporate Governance Guidelines.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.  To assist it in determining director independence, the Board uses categorical standards which conform to, or are more exacting than, the independence requirements in the NYSE listing standards.  Under these standards, absent other material relationships, transactions or interests, a director will be deemed to be independent unless within the preceding three years: (i) the director was employed by the Company or received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation payments for prior service, (ii) the director was a partner of or employed by the Company’s independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the Compensation Committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, exceeds the greater of one million dollars or 2% of the other company’s consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i) – (iv).  In determining whether a director is independent, the Board relies on the stated categorical standards but also considers whether a director has any direct or indirect material relationships, transactions or interests with the Company that might be viewed as interfering with the exercise of his or her independent judgment.

Based on these independence standards, the Board of Directors determined that the following individuals who served as directors during all or part of the last fiscal year were independent directors during their service on the Board during such year:  Brian R. Ace, Paul M. Cantwell, Jr., William M. Dempsey, James A. Gabriel, Charles E. Parente, David C. Patterson, and Sally A. Steele.

In reviewing the independence of Paul M. Cantwell, Jr., James A. Gabriel, and Sally A. Steele, the Board considered the transactions described in the section entitled “Transactions with Related Parties” on pages 12-13, including the legal services provided by law firms in which the directors have a direct or indirect material interest and determined that the relationships disclosed would not interfere with the exercise of the director’s independent judgment.

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in executive session at least quarterly, without the Company’s management and non-independent directors present.  The director who presides over these executive sessions is determined by the Board on the recommendation of the Nominating and Corporate Governance Committee.

Board Committees

Among its standing committees, the Company has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee.  As described more fully on page 35, the Audit Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, and selects the Company’s independent auditors.  The Audit Committee held eight meetings during 2008, and its present members are Directors Charles E. Parente (Chair), Brian R. Ace, James W. Gibson, Jr., and James A. Wilson.  William M. Dempsey, who retired on December 31, 2008, was the former Chair of the Audit Committee.

The Company’s Compensation Committee reviews and makes recommendations to the Company’s and the Bank’s Boards regarding compensation adjustments and employee benefits to be instituted.  As described more fully on page 14, the Compensation Committee reviews the compensation of nonofficer employees in the aggregate, and the salaries and performance of executive officers are reviewed individually.  The Compensation Committee held four meetings in 2008, and its present members are Directors Brian R. Ace (Chair), James A. Gabriel, Charles E. Parente, David C. Patterson, and Sally A. Steele.

The Company’s Nominating and Corporate Governance Committee evaluates and maintains corporate governance policies and makes recommendations to the Board for nominees to serve as directors.  The Nominating and Corporate Governance Committee held five meetings in 2008, and its present members are Directors Sally A. Steele (Chair), James A. Gabriel, and David C. Patterson.  Director Dempsey served on the Nominating and Corporate Governance Committee prior to his retirement.  The Board has determined that each of the Nominating and Corporate Governance Committee’s members is “independent” as defined by the NYSE Rules.

The Nominating and Corporate Governance Committee will consider written recommendations from Shareholders for nominees to serve on the Board that are sent to the Secretary of the Company at the Company’s main office.  In considering candidates for the Board, the Nominating and Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met by a nominee.  Factors considered include, but are not necessarily limited to, outstanding achievement in a candidate’s personal career; broad experience; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties.  The Board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors. Prior to nominating an existing director for re-election to the Board, the Board and the Nominating and Corporate Governance Committee consider and review, among other relevant factors, the existing director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills, and contributions that the director brings to the Board.  The Nominating and Corporate Governance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at www.communitybankna.com and in print to any Shareholder who requests it.

The Chair of the Board serves as a non-voting ex officio member of all Board Committees, except the Audit Committee, for the purpose enhancing coordination of Board matters.  The President and Chief Executive Officer of the Company serves as a non-voting ex officio member of all Board committees except the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and receives no compensation for serving in this capacity.

Communication with Directors

Shareholders and any interested parties may communicate directly with the Board of the Company by sending correspondence to the address shown below.  The receipt of any such correspondence addressed to the Board and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken.  If a Shareholder or an interested party desires to communicate with a specific director, the correspondence should be addressed to that director.  Correspondence addressed to a specific director will be delivered to the director promptly after receipt by the Company.  The director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:

Community Bank System, Inc.
Attention: [Board of Directors or Specific Director]
5790 Widewaters Parkway
DeWitt, New York  13214-1883

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for directors of the Company.  The guidelines require each director to own shares of Company common stock and share equivalent units which have a market value of $125,000 within six years of becoming a director.  Under the guidelines, the qualifying share equivalent units consist of at risk units resulting from directors’ deferment of cash director fees under the deferred compensation plan.  In the event of declining stock value after attaining $125,000 in market value, directors are required to maintain ownership of at least 10,000 shares. In addition, new directors are required to acquire at least 2,000 shares within one year of joining the Board.  All directors are in compliance with the requirements of the stock ownership guidelines.

In addition, the Board has adopted stock ownership guidelines for senior executives of the Company.  The guidelines require (i) the Chief Executive Officer to own shares of Company common stock and share equivalents equal to the lesser of two times his base salary or 45,000 shares, and (ii) the Chief Financial Officer and other Executive Vice Presidents to own shares of common stock or share equivalents equal to the lesser of one times their base salary or 15,000 shares.  Senior executive officers have up to six years to meet the ownership requirements and shares held or acquired through the 401(k) Savings Plan or executive Deferred Compensation Plan through the election to defer cash compensation by the executive will be included in shares owned under the guidelines.  All executives subject to the requirements are in compliance with the guidelines or are anticipated to achieve the ownership requirements within the required time period.

Compensation of Directors

As directors of both the Company and the Bank, Board members receive an annual retainer of $25,000, $1,250 for each Board meeting they attend, and $1,000 for each committee meeting they attend.  Any executive officer serving on the Board does not receive an annual retainer or compensation for attending Board and committee meetings.  The Chair of the Board receives a retainer of $55,000 for serving in that capacity, as well as Board meeting fees for the meetings he attends.  The Chairs of the Audit Committee and the Loan/ALCO Committee receive an annual retainer of $7,500; the Chairs of the Compensation Committee, Nominating and Corporate Governance Committee, and the Strategic/Executive Committee each receive an annual retainer of $5,000; and the Chair of the Trust Committee receives an annual retainer of $2,500.  The Company pays the travel expenses incurred by each director in attending meetings of the Board.

The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs.  The following table summarizes the annual compensation paid to each non-employee director for his or her service to the Board and its committees in 2008.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)
Brian R. Ace	$68,500	$24,295	$5,413	$98,208
Paul M. Cantwell	$82,500	$24,295	$3,258	$110,053
William M. Dempsey (4)	$74,625	$24,295	$13,915	$112,835
Nicholas A. DiCerbo	$64,000	$24,295	$6,436	$94,731
James A. Gabriel	$65,750	$24,295	$6,943	$96,988
Charles E. Parente	$57,750	$24,295	$12,400	$94,445
David C. Patterson	$67,625	$24,295	$8,938	$100,858
Sally A. Steele	$68,750	$24,295	$5,101	$98,146

(1)
Mark E. Tryniski, President and Chief Executive Officer, does not receive any compensation for his service as a director.  Mr. Tryniski’s compensation is set forth in the Summary Compensation Table on pages 22-23.  Messrs. Gibson and Wilson were appointed to the Board effective January 1, 2009 and did not receive any compensation in 2008.

(2)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R of stock option awards granted in 2008 pursuant to the Company’s 2004 Long-Term Incentive Compensation Program.  The options vest immediately upon grant and the exercise price is $18.09.  As of December 31, 2008, each Director had the following number of options outstanding:  Mr. Ace 40,577; Mr. Cantwell 43,802; Mr. Dempsey 63,954; Mr. DiCerbo 99,120; Mr. Gabriel 103,874; Mr. Parente 28,461; Mr. Patterson 103,734; and Ms. Steele 36,177.

(3)
The amounts in this column represent the aggregate change in the actuarial present value of the Director’s Stock Balance Plan, a nonqualified plan which is described on pages 11-12.  No earnings are deemed above-market or preferential on compensation deferred under the Deferred Compensation Plan for the Directors.  Under the Deferred Compensation Plan, a director may choose to have his or her retainer and committee fees deferred until his or her membership on the Board ends.  Contributions are deemed to be invested in the Company’s common stock which is deemed to earn dividends at the same rate as the Company pays actual dividends on actual shares.

(4)
Effective as of December 31, 2008, Mr. Dempsey retired from the Board.  Pursuant to the Company’s Bylaws, a director is required to retire from the Board on December 31st of the year in which he or she attains the age of 70.

Directors may elect to defer all or a portion of their director fees pursuant to a deferred compensation plan for Directors.  Directors who elect to participate in the plan designate the percentage of their director fees which they wish to defer (the “deferred fees”) and the date to which they wish to defer payment of benefits under the plan (the “distribution date”).  The plan administrator establishes an account for each participating director and credits to such account (i) on the date a participating director would have otherwise received payment of his or her deferred fees, the number of deferred shares of Company common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding.  On the distribution date, the participating director shall be entitled to receive shares of Company common stock equal to the number of deferred shares credited to the director’s account either in a lump sum or in annual installments over a three, five or ten year period.  The effect of the plan is to permit directors to invest deferred director fees in stock of the Company, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price.  To the extent that directors participate in the plan, the interests of participating directors will be more closely associated with the interests of the Shareholders in achieving growth in the Company’s stock price.  Directors currently participating in the plan hold at risk share equivalent units (based on cash fees directors have deferred under the plan), which are subject to market price fluctuations in the Company’s stock in the following amounts as of December 31, 2008: Mr. Ace, 10,431 units; Mr. Cantwell, 5,475 units; Mr. DiCerbo, 38,765 units; Mr. Parente, 2,697 units; Mr. Patterson, 15,486 units; and Ms. Steele, 9,814 units.

Consistent with aligning director compensation with the long-term interests of Shareholders, the Company’s 2004 Long-Term Incentive Compensation Program (the “2004 Incentive Plan”) allows for the issuance of Non-Statutory Stock Options to nonemployee directors.  The Board believes that providing Non-Statutory Stock Options to nonemployee directors is consistent with the Company’s overall compensation philosophy by more closely aligning the interests of individual directors with the long-term interests of the Company’s Shareholders, and enabling the Company to continue to attract qualified individuals to serve on the Board.

Under the 2004 Incentive Plan, each eligible nonemployee director is entitled to receive an option to purchase shares of common stock on or about January 1st of his or her first year as a director, and an option to purchase shares on or about the date of the January Board meeting each year thereafter.  Each option granted to a nonemployee director is granted at an option price per share equal to the market value per share of the Company’s common stock on the date of grant, and is fully exercisable on its date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a director within six months of the grant.  Each option remains exercisable after the grant date until the earlier of (i) ten years from the date of grant, or (ii) termination of the optionee’s service on the Board for cause (as defined in the 2004 Incentive Plan).  The number of shares of common stock which are subject to the option grant is based upon the performance of the Company and the achievement of objectives including earnings per share targets for the Company.  Pursuant to the 2004 Incentive Plan, each eligible nonemployee director received an option to purchase 5,457 shares on January 16, 2008.

In addition, in keeping with the objective of aligning director compensation with the long-term interests of Shareholders, effective January 1, 1996, the Board adopted a “Stock Balance Plan” for nonemployee directors of the Company who have completed at least six months of service as director.  The plan establishes an account for each eligible director.  Amounts credited to those accounts reflect the value of 400 shares of the Company’s common stock for each year of service between 1981 and 1995 at the December 31, 1995 market value, plus an annual amount equal to 400 additional shares of common stock beginning in 1996, plus an annual earnings credit equal to the most recent year’s total return on the Company’s common stock.  Each director’s account balance is vested after six years of service and is payable in the form of a lifetime annuity or, at the election of the director, monthly installment payments over a three, five, or ten year period following the later of age 55 or disassociation from the Board and is forfeitable in the event of termination from the Board for cause.

The 2004 Incentive Plan allows the grant of “Offset Options” to directors.  The effect of these Offset Options is to permit the Company to reduce the grantee’s Stock Balance Plan account balance by an amount equal to the growth in value of the Offset Options (i.e., the amount by which the aggregate fair market value of the common stock underlying the Offset Options exceeds the aggregate exercise price of the Offset Options) as of the date on which the director’s account is valued, provided that a director’s account may not be reduced below zero.  As such, the Offset Options are not intended to materially change the level of compensation to participating directors under the Stock Balance Plan, but are intended to reduce the cost of director compensation to the Company.  In the event that the growth in value of a director’s Offset Options is less than the value of the director’s Stock Balance Plan account, the shortfall will be paid to the director in cash.  In the event that the growth in value of a director’s Offset Options exceeds the value of the director’s Stock Balance Plan account, no payment will be made.

Transactions With Related Parties

Various directors, executive officers and other related parties of the Company and the Bank (and members of their immediate families and corporations, trusts, and other entities with which these individuals are associated) are indebted to the Bank through business and consumer loans offered in the ordinary course of business by the Bank.  All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.  The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with its directors, executive officers and other related parties on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.

During the year ended December 31, 2008, the law firm of Franklin & Gabriel, owned by director James A. Gabriel, provided legal services to the Bank’s operations in its Finger Lakes markets; the law firm of DiCerbo and Palumbo, of which director Nicholas A. DiCerbo is a partner, provided legal services to the Bank’s operations in its Southern Region markets; the law firm of Cantwell & Cantwell, owned by Director Paul M. Cantwell, Jr., provided legal services to the Bank’s operations in its Northern Region markets; and director Sally A. Steele provided legal services and related residential loan closing services through her law firm and related entities to the Bank’s operations in its Pennsylvania markets.  All of these relationships and transactions relate to the provision of legal services in connection with, and in support of, the Bank’s lending business in local and regional markets where the law firms are established and well-recognized in the communities.  For services rendered during 2008 and for related out-of-pocket disbursements, the law firm of DiCerbo & Palumbo received approximately $287,284 for transactional and specialized commercial legal services performed for the Bank and related loan closings with customers of the Bank.  During 2008, the firms of Franklin & Gabriel, Cantwell & Cantwell, and Sally A. Steele received less than $100,000 for services performed for the Bank and related to loan closings in the relevant market area.  These relationships are expected to continue in 2009 subject to review of such relationships in accordance with the Company’s policies.  Pursuant to the terms of its written charter, the Audit Committee is responsible for reviewing and approving related party transactions involving the Company or the Bank.

The Company has a written policy, administered by the Audit Committee, which provides procedures for the review of related party transactions involving directors, executive officers, director nominees, and other related parties.  In deciding whether to approve such related party transactions, the Audit Committee will consider, among other factors it deems appropriate, whether the transaction is on terms comparable to those generally available to nonaffiliated parties and is consistent with the best interests of the Company.  For purposes of this policy, a “related party transaction” is a transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships in which (i) the Company or one of its subsidiaries is involved, (ii) the amount involved exceeds $100,000 in any calendar year, and (iii) a related party has a direct or indirect material interest.  Related parties include executive officers, directors, director nominees, beneficial owners of more than 5% of the Company’s stock, immediate family members of any of the forgoing persons, and any firm, corporation or other entity in which any of the forgoing persons has a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

Brian R. Ace, Charles E. Parente, David C. Patterson, and Sally A. Steele served on the Compensation Committee during 2008.  There were no Compensation Committee interlocks or insider (employee) participation during 2008.

Director Meeting Attendance

The Board of Directors held nine regularly scheduled meetings and nine special meetings during the fiscal year ended December 31, 2008.  During this period, each director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.

The Company encourages all directors to attend each Annual Meeting of Shareholders.  All of the then nine incumbent directors attended the Company’s last Annual Meeting of Shareholders held on May 21, 2008.

Code Of Ethics

The Company has a Code of Ethics for its directors, officers and employees.  The Code of Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of the Company.  In addition, the Code of Ethics requires individuals to report illegal or unethical behavior they observe.

The Company also has adopted a Code of Ethics for Senior Executive Officers that applies to its chief executive officer, chief financial officer, and other senior officers performing similar functions.  This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws and regulations.

The text of each Code is posted on the Company’s website at www.communitybankna.com and is available in print to any Shareholder who requests it.  The Company intends to report and post on its website any amendment to or waiver from any provision in the Code of Ethics for Senior Executive Officers as required by SEC rules.

COMPENSATION OF EXECUTIVE OFFICERS

Introduction; Role of the Compensation Committee

The Compensation Committee of the Board of Directors reviews and administers the Company’s compensation policies and practices for the executive officers of the Company, including the individuals listed in the compensation disclosure tables beginning on page 22 (the “named executives”).  The Compensation Committee consists of five members of the Board, each of whom are independent, non-employee directors.

The Compensation Committee has authority for determining the level and components of executive compensation.  After appropriate input, review and discussion, the Committee presents its recommendations to the Board for its approval.  The Compensation Committee does not delegate its duties to any other person but does receive input from management to structure the named executives’ performance goals.  The Company’s Chief Human Resources Officer and the human resources staff supports the Compensation Committee’s work by providing information reports to the Compensation Committee.  Prior to the beginning of each fiscal year, the Compensation Committee discusses the Company’s performance and sets future performance goals and objectives with the President and Chief Executive Officer.

The Compensation Committee, in addition to utilizing the human resources staff and external resources, engaged the executive compensation firms of Corporate Compensation Partners, Inc. and Pearl Meyer & Partners in 2008 to assist the Compensation Committee with:

•	making recommendations and benching compensation in connection with the Chief Executive Officer’s employment agreement renewal;

•	updating peer group data that the Compensation Committee uses to analyze executive officer compensation;

•	making recommendations to better correlate pay and performance and to improve the competitiveness of executive officer compensation;

•	providing peer group data and making recommendations on modifications to director compensation; and

•	designing long-term incentives for its executive officers.

The Compensation Committee’s written Charter is available at the Company’s website www.communitybankna.com and in print to any person who requests a copy.

Compensation Discussion and Analysis

Philosophy and Objectives

The Company’s ability to hire and retain talented employees and executives with the skills and experience to develop and execute business opportunities is essential to its success and providing value to its Shareholders.  The Company seeks to provide fair and competitive compensation to its employees by structuring compensation principally around two general parameters.  First, compensation is targeted to be near the median of the market.  Second, employees are rewarded for obtaining goals designed to achieve growth in the Company’s earnings and specified performance goals.  As a result, selected elements of our compensation program are tied to the achievement of individual and Company performance goals.

The Compensation Committee structures the annual cash incentive and equity-based elements of the compensation program with input from senior management to promote the achievement of the Company’s long-term growth goals, including targeted earnings per share (“EPS”) each year.  EPS is generally defined as the Company’s net income divided by the weighted average number of shares outstanding during that period.  EPS reflects the best measurement of the Company’s performance and progress towards continuously increasing Shareholder value.

The Company’s compensation program seeks to:

1.           Attract, retain and motivate highly qualified executives through both short-term and long-term incentives that, where appropriate, emphasize overall corporate or group performance;

2.           Provide incentives to increase Shareholder value by:

•	structuring incentive compensation on financial and non-financial performance measures tied to creation of Shareholder value, and
•	utilizing equity-based compensation to more closely align the interests of executives with those of the Company’s Shareholders;

3.           Manage fixed compensation costs through the use of performance and equity-based compensation; and

4.           Serve as a retention tool for key executive talent through structuring of equity compensation and vesting schedules and by rewarding executives for superior performance.

Policies and Procedures

To achieve the compensation program’s objectives, the Company utilizes the following policies and procedures.

The Company seeks to provide competitive compensation.  The Company regularly compares its cash, equity and benefits-based compensation practices with those of other companies of similar size operating in similar geographic market areas, many of which are represented in the stock performance graph included on page 13 of the Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.  The Company establishes its own total compensation parameters based, in part, on that review.

Comparisons to Similar Bank Holding Companies.  The Company utilizes compensation information from its Regional Peer Bank Index, the ABA Executive Compensation Standard Report, the NYBA Compensation Standard Report, the Pennsylvania Bankers Association, and the World at Work Compensation Standard Report.  The Company’s Regional Peer Bank Index consists of performance, compensation and other publicly reported data from seven New York banks and seven Pennsylvania banks.  In 2008, the Company primarily relied upon these broad databases, and other publicly available information, to determine appropriate levels and types of compensation.  The Company believes that its executive compensation practices are consistent with the compensation philosophy of providing competitive compensation with appropriate incentive and equity-based components.

The Company encourages teamwork.  The Company recognizes that its long-term success results from the coordinated efforts of employees, working towards common, well-established objectives.  While individual accomplishments are encouraged and rewarded, the performance of the Company as a whole is a determining factor in total compensation opportunities.

The Company strives for fairness in the administration of compensation.  The Company strives to ensure that compensation levels accurately reflect the level of responsibility that each individual has within the Company.  Executives are informed of individual and Company-wide objectives.  Decisions regarding individual performance are based upon valid assessments of performance.

Performance Review and Assessment.  Performance assessment involves the following:

1.           At the beginning of each fiscal year, the Company’s President and Chief Executive Officer distributes written performance goals, which are pre-approved by the Compensation Committee and the full Board.  Performance goals include specific financial and operational objectives for the Company.

2.           All performance goals are reviewed on an ongoing basis to ensure that the Company is responding to changes in the marketplace and economic climate, and that accomplishment of attained goals is realistic.

3.           At the end of the fiscal year, Company and individual performance is evaluated against the established goals.  These evaluations, as well as consideration of an individual’s position responsibilities, affect decisions on the individual’s salary, cash incentive, and equity-based compensation.

Overview of the Company’s Compensation Program

The Company defines itself as a super-community bank which provides products of a more comprehensive and advanced nature than those offered by smaller institutions, while simultaneously providing a level of service which exceeds the service quality delivered by larger regional and money center organizations.  The delivery of those products and services, in ways that enhance Shareholder value, requires that the Company attract key people, promote teamwork, and reward results.  In furtherance of those requirements, the Company maintains the following compensation programs.

Cash-Based Compensation

Salary.  The Company sets base salaries for employees by reviewing the total cash compensation opportunities for comparable positions in the market.

Management Incentive Plan.  In order to more closely align the employee’s compensation to the Company’s performance, an annual incentive plan is maintained in which 28 percent of the Company’s employees participated in 2008.  Under the incentive plan in effect for 2007, the Company’s achievement of specified earnings performance criteria, among other criteria, triggered the payment (in 2008) of cash awards for all employees in this group as determined by the Compensation Committee.  Incentive award levels, expressed as a percentage of salary, are established for different organizational levels within the Company.  For the named executives, their respective award opportunities reflect the Company’s performance relative to the financial targets and their own performance with respect to other quantitative and qualitative goals specific to their respective areas of responsibility.

Equity-Based Compensation

The Company believes that the use of equity-based compensation, such as stock options and restricted stock, is important because it aligns the interests of key personnel with those of the Shareholders.  The Board typically awards equity-based compensation on an annual basis.  Equity awards are generally based on a percentage of salary; and various percentages have been established for different organizational levels within the Company.  Equity awards may consist of a combination of restricted stock and stock options.  Stock options and restricted stock can also serve as an effective tool in recruiting key individuals to work for the Company and vesting requirements encourage those individuals to continue in the employ of the Company.  The Company has, on occasion, issued limited amounts of restricted stock to individuals to support a variety of specific business objectives, including rewarding performance in start-up and turnaround assignments, and recognizing extraordinary service in consummating acquisitions.

Benefits

All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace.  These benefits and related plans help ensure that the Company has a productive and focused workforce.  The Company utilizes pension and 401(k) savings plans to enable employees to plan and save for retirement.

The Company’s tax-qualified 401(k) employee stock ownership plan (the “401(k) Plan”) allows employees to contribute up to 90 percent of their base salaries to the 401(k) Plan on a pre-tax or after-tax basis, subject to various limits imposed by the Internal Revenue Code.  The Company provided a matching contribution up to 3.5 percent of the contributing participant’s salary in 2008.

The 401(k) Plan also includes a discretionary profit sharing feature, pursuant to which the Company may make an annual contribution based on the Company’s net income.  For the past three years, the Company has made profit sharing contributions.  Profit sharing contributions, if any, are allocated to the plan accounts of participants who complete at least 1,000 hours of service during the year, other than the named executives whose contributions, if any, are made to the Executive Deferred Compensation Plan.  Allocations are made on a pro rata basis to all eligible participants based upon their base salaries.

Compensation of the named executives

The compensation program for senior executives is built around the philosophy of targeting market-median compensation with incentive components that reflect positive, as well as negative, Company and individual performance.  The Company’s compensation program consists of three key elements:

•	base salary;
•	annual bonus pursuant to the Management Incentive Plan (“MIP”); and
•	equity-based and other long-term incentives.

Consistent with the Company’s goal to emphasize performance-based compensation, approximately 60 percent of Messrs. Tryniski’s, Kingsley’s, Donahue’s, Getman’s and Clark’s 2008 compensation (base salary, annual bonus, and equity award) is attributable to base salary and approximately 40 percent is attributable to performance-based incentive compensation (consisting of annual bonus and equity awards).

It is not the Company’s practice to compensate any executive in excess of the Section 162(m) of the Internal Revenue Code limits.  Section 162(m) generally limits the Company’s tax deductions relating to the compensation paid to executives, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by the Company’s Shareholders.  The Company’s equity-based compensation plan has received shareholder approval and, to the extent applicable, was prepared with the intention that the incentive compensation would qualify as performance-based compensation under Section 162(m).

Base Salary

The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual named executive.  Each year, the Company reviews base salaries and targets salary compensation at or near the median base salary practices of the market, but maintains flexibility to deviate from market-median practices for individual circumstances.  Generally, the Compensation Committee starts the total compensation review for executives by reviewing any identified compensation trends including general changes in market rates and any recommendations with respect to the base salary of each named executive.  The determination of base salaries is generally independent of the decisions regarding other elements of compensation, but the other elements of total compensation are dependent on the determination of base salary, to the extent they are expressed as percentages of base salary (e.g., the cash incentive under the MIP is a percentage of the executive’s base salary).

In January 2008, the Compensation Committee approved base salary increases for Messrs.  Tryniski, Kingsley, Donahue, and Clark in the range of 3-6.5 percent, based on the Committee’s evaluation of the following factors: (i) competitive wage survey data, (ii) realization of the Company’s strategic accomplishments during the 2007 evaluation period, (iii) satisfaction of individual performance goals, and (iv) the named executive’s responsibilities and duties.

Please see the Summary Compensation Table presented on pages 22-23 and the accompanying narrative disclosures for more information regarding the base salaries of the named executives.

Annual Bonus pursuant to the Management Incentive Plan

In the 2008 plan year, the Compensation Committee utilized a “Report Card”, which contains seven performance objectives weighted to achieve a desired impact on the Company’s growth and profitability, as a means to determine cash incentives under the MIP.  The Company’s overall success in achieving the performance objectives is the principal factor in determining what percentage of the total cash incentive award will be made for the plan year.  The cash incentive award can be modified at the discretion of the Compensation Committee and the Board.  In addition to the seven metrics, the named executives’ ultimate MIP awards may also take into account qualitative factors, such as individual goals and accomplishments.  The following general categories were included in the Report Card: EPS growth; growth of loans and deposits; operational objectives of commercial banking and lending business; improvement in efficiency and qualitative objectives for commercial banking; earnings of wealth management and benefit administration businesses; and maintenance of asset quality metrics.  Please see the Grants of Plan-Based Awards table presented in this Proxy Statement and the accompanying narrative disclosure for more information regarding the amount received by each of the named executives under the MIP.

Equity-Based and Other Long-Term Incentive Compensation

The Compensation Committee believes that the interests of the Company’s Shareholders are best served when a significant percentage of its officers’ compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s stock and other indicators that reflect improvements in business fundamentals.  Therefore, it is the Compensation Committee’s intention to make annual grants of equity-based awards to the named executives and other key employees which are designed to accomplish long-term objectives of the Company’s compensation program.

Each year senior management and the Board establishes objectives for use in the determination of equity-based awards under the Company’s 2004 Long-Term Incentive Compensation Program.  Starting with the 2006 plan year and continuing with the 2007 and 2008 plan year, the Company provided an equity program under which the named executives receive 66 percent of their total available equity compensation on an annual basis.  Half of this compensation is in the form of appreciation shares (incentive stock options) and half is in the form of full value shares (restricted stock).  The remaining 34 percent of available equity compensation will be granted in the form of appreciation shares (nonqualified stock options) which have a three-year vesting schedule tied to the satisfaction of long-term goals over that three year period.  The long-term performance goals consist of EPS growth and total shareholder return in comparison to a regional peer group of financial institutions and asset growth requirements.  The FAS 123R fair values for grants vesting under the 2004 Long-Term Incentive Compensation Program are set forth under the column titled “Option Awards” on the Summary Compensation Table on pages 22-23.

The Compensation Committee recognizes that no set of performance goals can anticipate every situation and changing environments that the Company must react to with appropriate business strategies.  Therefore, the Compensation Committee maintains the right in its judgment to adjust or modify the achievement of some or all of the performance goals if extraordinary circumstances significantly influence the Company’s actual results or change the Company’s performance goals.

The Company does not backdate options or grant options retrospectively.  In addition, the Company does not coordinate grants of options so that they are made before announcements of favorable information, or after announcement of unfavorable information.  The Company’s options are granted at fair market value on a fixed date with all required approvals obtained in advance of or on the actual grant date.  All grants to executive officers require the approval of the Compensation Committee.  The Company’s general practice is to grant options only on the annual grant date, although there are occasions when grants have been made on other dates, such as the employment of new employees with grants being made as of the date of hire.  The exercise price of the stock options is determined as the closing price of a share of the Company’s common stock on the New York Stock Exchange on the date of grant.

Please see the Summary Compensation Table and the Grants of Plan-Based Awards table presented in this Proxy Statement and the accompanying narrative disclosure for more information regarding the number and value of the stock option awards received by each of the named executives.

Perquisites

Although perquisites are not a key element of the Company’s compensation program, the Company’s named executives, along with certain other senior level executives, are provided a limited number of perquisites whose purpose is to support those executives in their business functions.  The Company provides the following perquisites to some, but not all, of the named executives, as quantified in the Summary Compensation Table on pages 22-23.

•
memberships to local country and social clubs to enable executives to interact and foster relationships with customers and the local business community.  Memberships do not exceed $11,500 for each named executive;

•	use of a Company-owned vehicle for those executives responsible for managing geographic territories which span the Company’s market from Northeastern Pennsylvania to the Canadian border; and

•	term life insurance coverage in excess of limits generally available to employees.

Please see the Summary Compensation Table and accompanying narrative disclosures presented in this Proxy Statement for more information on perquisites and other personal benefits the Company provides to the named executives.

Retirement and Other Benefits

The Company provides retirement benefits through a combination of the Pension Plan and the 401(k) Plan for most of its regular employees, including the named executives.  The 401(k) Plan and the Pension Plan are more fully described under the section entitled “Retirement Plan Benefits” on page 28.  The Pension Plan is available to all of the Company’s employees after one year of service and the entire cost of such benefits is paid by the Company.

Certain named executives are also covered by an individual supplemental retirement agreement that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations.  The Company’s retirement plans are more fully described under the section entitled “Pension Benefits” on page 28.

The Company offers the named executives and certain other senior level executives the opportunity to participate in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc. (the “Deferred Compensation Plan”).  The named executives may elect to defer cash compensation into the Deferred Compensation Plan as described under the section entitled “Nonqualified Deferred Compensation Plan” on page 30.  The Company also makes contributions to the Deferred Compensation Plan on behalf of the named executives equal to the amount of the profit sharing contribution, if any, that would have been allocated to the named executives under the 401(k) Plan, but for the 401(k) Plan provision that excludes named executives from profit sharing allocations under the 401(k) Plan.

The Company has entered into an employment agreement with each of the named executives.  These individual agreements generally provide for severance or other benefits following the termination, retirement, death or disability of the named executives.  The agreements, which also include change in control provisions, are more fully described on pages 32-34.  Such change in control provisions contain a “double trigger,” providing benefits only upon an involuntary termination or constructive termination of the named executive in connection with a change in control.

The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management.  In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan.  The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon its review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Brian R. Ace, Chair
James A. Gabriel
Charles E. Parente
David C. Patterson
Sally A. Steele

EXECUTIVE COMPENSATION DISCLOSURE TABLES

The following table summarizes the compensation of the named executive officers for the fiscal years end December 31, 2006, 2007 and 2008.  The named executives are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (reduced, if required, by the amount set forth in the column entitled Change in Pension Value and Nonqualified Deferred Compensation Earnings).  The material terms of the employment, consulting and separation agreements with the named executives are set forth on pages 32-34.

SUMMARY COMPENSATION TABLE
for
Fiscal Years End December 31, 2006, 2007 and 2008

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Mark E. Tryniski President, Chief Executive Officer and Director	2008	$441,002	$26,349	$148,561	$223,600	$240,355	$44,494	$1,124,361
	2007	$416,000	$13,007	$146,357	$160,000	$89,888	$28,446	$853,698
	2006	$356,731	$0	$67,791	$90,000	$64,397	$37,217	$616,136
Scott A. Kingsley Executive Vice President and Chief Financial Officer	2008	$309,915	$11,039	$85,563	$94,000	$45,145	$29,798	$575,460
	2007	$291,000	$5,460	$78,198	$67,152	$33,270	$29,782	$504,862
	2006	$265,377	$0	$44,924	$73,500	$29,051	$26,319	$439,171
Brian D. Donahue Executive Vice President and Chief Banking Officer	2008	$255,024	$9,441	$72,240	$79,500	$80,201	$25,142	$521,548
	2007	$246,400	$4,634	$74,371	$64,452	$40,549	$19,600	$450,006
	2006	$238,049	$0	$52,494	$69,000	$65,577	$24,708	$449,828
George J. Getman, Executive Vice President and General Counsel (6)	2008	$294,231	$32,666	$0	$0	$28,491	$8,419	$363,807
J. David Clark Senior Vice President and Chief Credit Officer	2008	$198,387	$6,176	$48,856	$51,765	$30,336	$25,025	$360,545
	2007	$192,608	$3,028	$51,697	$49,320	$30,732	$22,858	$350,243
	2006	$186,095	$0	$38,698	$45,500	$42,287	$24,248	$336,828

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R, of restricted stock awards pursuant to the Company’s 2004 Long-Term Incentive Compensation Program.  These amounts are based on the shares of restricted stock vesting in the applicable year at the market value on the date of grant.  The restricted stock held by Mr. Getman was awarded when he joined the Company on January 1, 2008 and vests over the course of three years with one-third of the shares vesting each year.  Additional information about the Company’s accounting for stock-based compensation arrangements is contained in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

(2)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R, of stock option awards pursuant to the Company’s 2004 Long-Term Incentive Compensation Program.  These amounts are based on the Black-Scholes option pricing model, which may not be reflective of the current intrinsic value of the options.  Assumptions used in the calculation of these amounts are included in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

(3)
For all named executives, the amounts shown in this column reflect payments received in 2008 for performance in 2007 under the Company’s Management Incentive Plan, an annual cash award plan based on performance and designed to provide incentives for employees.  The awards for the 2007 plan year (paid in 2008) were approximately 108% of the target amount.

(4)
The amounts shown in this column include the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Company’s Pension Plan and the named executive’s individual supplemental executive retirement agreement.  No earnings are deemed above-market or preferential on compensation deferred under the Company’s non-qualified Deferred Compensation Plan.  All contributions to the Deferred Compensation Plan are invested in investment options selected by the named executive from the same array of options predetermined by the Company.  The change in the actuarial present value under the individual supplemental retirement agreements for the years ended December 31, 2008, December 31, 2007, and December 31, 2006 are, respectively, $206,366, $68,108 and $42,826 for Mr. Tryniski; $16,728, $16,466 and $13,949 for Mr. Kingsley; $48,885, $32,017 and $63,511 for Mr. Donahue; and $28,491 for Mr. Getman.  The change in the actuarial present value under the Company’s Pension Plan for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 are, respectively, $33,989, $21,780 and $21,571 for Mr. Tryniski; $28,417, $16,804 and $15,102 for Mr. Kingsley; $31,316, $8,532 and $2,066 for Mr. Donahue; and $30,336, $30,732 and $42,287 for Mr. Clark.

(5)
The amounts in this column include: (a)  the reportable value of the personal use of Company-owned vehicles amounting to $8,202 for Mr. Tryniski; $4,033 for Mr. Kingsley; $4,128 for Mr. Donahue; and $4,926 for Mr. Clark; (b) the value of group term life insurance benefits in excess of $50,000 under a plan available to all full-time employees for which Messrs. Tryniski, Kingsley, Donahue, Getman, and Clark received $450, $300, $690, $690, and $690, in 2008, respectively; (c) the Company’s contributions to the 401(k) Employee Stock Ownership Plan, a defined contribution plan, amounting to $8,050 for Mr. Tryniski, Mr. Donahue and Mr. Clark and $3,786 and $5,731 for Mr. Kingsley and Mr. Getman, respectively; (d) the Company’s contributions under the Company’s Deferred Compensation Plan, amounting to $16,646 for Mr. Tryniski; $10,533 for Mr. Kingsley; $9,142 for Mr. Donahue; and $7,115 for Mr. Clark in 2008; and (e) the Company’s payment for country and/or social club memberships amounting to $11,146 for Mr. Tryniski and Mr. Kingsley; $3,132 for Mr. Donahue; $1,998 for Mr. Getman; and $4,244 for Mr. Clark.  The Company does not maintain any “split-dollar” arrangements for the named executive officers.

(6)
Mr. Getman joined the Company as Executive Vice President and General Counsel on January 1, 2008.  As a result, he was not eligible for equity and non-equity incentive compensation awards made in connection with 2007 performance objectives and paid in 2008.

The following Grants of Plan-Based Awards table provides information about equity and non-equity incentive plan awards granted to the named executives in connection with the year ended December 31, 2008.  All equity awards are made under the terms of the Company’s 2004 Long-Term Incentive Compensation Program and the non-equity awards are made under the terms of the Company’s Management Incentive Plan (“MIP”).  The MIP awards and the equity awards were subject to the satisfaction of 2008 performance objectives and were paid or granted in 2009.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Potential Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)	Potential Estimated Future Payouts Under Equity Incentive Plan Awards	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)	Target (#)
Mark E. Tryniski		$220,500
	1/29/09		16,323 (2)	$18.08	$75,500
	1/29/09		4,115(3)	$18.08	$74,399
Scott A. Kingsley		$92,975
	1/29/09		6,257 (2)	$18.08	$28,941
	1/29/09		1,577 (3)	$18.08	$28,512
Brian D. Donahue		$76,507
	1/29/09		5,149 (2)	$18.08	$23,816
	1/29/09		1,298 (3)	$18.08	$23,468
George J. Getman		$88,269
	1/29/09		9,085 (2)	$18.08	$42,022
	1/29/09		2,290 (3)	$18.08	$41,403
J. David Clark		$49,597
	1/29/09		3,338 (2)	$18.08	$15,440
	1/29/09		841 (3)	$18.08	$15,205

(1)
The amounts in this column represent target awards under the MIP, which equal a specified percentage of base salary in effect on December 31 of the year before payment is made.  Awards paid pursuant to the MIP (if any) are not subject to minimum or maximum amounts.  The MIP awards could be increased based upon extraordinary performance and reduced for less than adequate performance based upon the Report Card described on page 18 and personal performance.  The performance objectives for 2008 exceeded the target level by 10% resulting in the actual awards for the 2008 plan year (paid in 2009) being approximately 110% of the target amounts set forth in this table.  The MIP awards paid to the named executives in 2008 are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”  These amounts were determined based upon the satisfaction of the 2007 MIP performance objectives.

(2)
The stock options are granted pursuant to the 2004 Long-Term Incentive Compensation Program.  The options are subject to time only vesting requirements and are not subject to performance-based conditions. The options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on January 29, 2010, 2011, 2012, 2013, and 2014.  Upon the named executive’s termination, the named executive generally has three months to exercise any vested options.  Except for employees retiring in good standing, all unvested options at the date of termination are forfeited.  For employees who retire in good standing, all unvested options will become vested as of the retirement date.  Such retirees may exercise the options before the expiration date.

(3)
The shares of restricted stock are granted pursuant to the 2004 Long-Term Incentive Compensation Program.  The restricted stock vests ratably over five years.  During the vesting period, the named executive has all of the rights of a shareholder including the right to vote such shares at any meeting of the shareholders and the right to receive all dividends.  Nonvested shares may not be sold, exchanged or otherwise transferred.

The following table summarizes the equity awards the Company has made to the named executives which are outstanding as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Mark E. Tryniski	15,000 11,740 7,604 6,095 2,222 0	0 2,936 5,070 9,143 42,222 15,574	$18.95 $24.15 $24.84 $23.74 $22.94 $18.09	6/2/2013 1/21/2014 1/19/2015 1/18/2016 1/17/2017 1/16/2018	6,113	$149,096
Scott A. Kingsley	12,000 6,083 4,977 932 0	3,000 4,056 7,467 17,721 6,536	$22.53 $24.84 $23.74 $22.94 $18.09	8/2/2014 1/19/2015 1/18/2016 1/17/2017 1/16/2018	2,566	$62,585
Brian D. Donahue	4,356 9,844 8,954 10,298 7,262 6,083 4,672 793 0	0 0 0 0 1,816 4,056 7,010 15,076 5,535	$11.56 $12.38 $13.10 $15.68 $24.15 $24.84 $23.74 $22.94 $18.09	1/1/2010 1/1/2011 1/1/2012 1/1/2013 1/21/2014 1/19/2015 1/18/2016 1/17/2017 1/16/2018	2,176	$53,073
George J. Getman (5)	0	0	0	0	5,000	$121,950
J. David Clark	2,500 5,514 7,570 8,528 6,012 3,822 3,081 517 0	0 0 0 0 1,504 2,549 4,623 9,822 3,605	$11.56 $12.38 $13.10 $15.68 $24.15 $24.84 $23.74 $22.94 $18.09	1/1/2010 1/1/2011 1/1/2012 1/1/2013 1/21/2014 1/19/2015 1/18/2016 1/17/2017 1/16/2018	1,418	$34,585

(1) Stock options and restricted stock are not transferable.

(2) Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period, except for performance options which are subject to satisfaction of performance goals.  For each grant listed above, the vesting date for the final portion of the stock options is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for the options expiring on January 1, 2008, the final portion of the award vested on January 1, 2003).

(3) Employee restricted stock generally vests in five equal installments on the anniversary of the grant date over a five year period.  The restricted stock reflected in this column was granted on January 17, 2007 and January 16, 2008, with the exception of restricted stock granted to Mr. Getman in connection with joining the Company in 2008 which shares vest ratably over three years.

(4) Based on the closing market value of the Company’s common stock on December 31, 2008 of $24.39 per share, as reported on the New York Stock Exchange.

(5) Mr. Getman joined the Company in 2008 and was not eligible to receive incentive equity awards under the incentive plan in 2008.

The following Option Exercises and Stock Vested table provides additional information about the value realized to the named executives on option awards exercised and stock awards vested during the year ended December 31, 2008.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mark E. Tryniski	0	$0	569	$11,306
Scott A. Kingsley	0	$0	239	$4,749
Brian D. Donahue	5,900	$60,438	203	$4,034
George J. Getman	0	$0	0	$0
J. David Clark	4,100	$44,824	132	$2,623

(1)	The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)	The value realized on the restricted stock is the fair market value on the date of vesting.

RETIREMENT PLAN BENEFITS

The table below shows the present value of accumulated benefits payable to the named executives, including the number of years of service credited to each named executive, under the Pension Plan and named executives’ individual supplemental retirement agreements.  Such amounts were determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark E. Tryniski	Community Bank System, Inc. Pension Plan	6	$204,614	$0
	Supplemental Executive Retirement Agreement	6	$326,379	$0
Scott A. Kingsley	Community Bank System, Inc. Pension Plan	4	$103,011	$0
	Supplemental Executive Retirement Agreement	4	$47,650	$0
Brian D. Donahue	Community Bank System, Inc. Pension Plan	17	$279,931	$0
	Supplemental Executive Retirement Agreement	17	$169,157	$0
George J. Getman	Supplemental Executive Retirement Agreement	1	$28,491	$0
J. David Clark	Community Bank System, Inc. Pension Plan	16	$295,450	$0

Pension Plan

The named executives participate in the Company’s Pension Plan, as do the other salaried employees.  The Pension Plan is a tax-qualified defined benefit pension plan.  Under the traditional formula, eligible participants generally accrue benefits based on the participant’s service and the participant’s average annual compensation for the highest consecutive five years of plan participation.  Pension benefits earned under the traditional formula may be distributed as a lump sum or as an annuity.

Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance.  Each year a participant’s cash balance account is increased by (i) service credits based on the participant’s covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant’s account balance as of the end of the prior year.  Service credits accrue at a rate between 5 percent and 6.10 percent, based on the participant’s age and date of participation.  Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity.

Supplemental Retirement Agreements

In addition to the Pension Plan, certain named executives are covered by an individual supplemental retirement agreement (“SERP”) that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations.  Messrs. Tryniski, Kingsley, Donahue and Getman have entered into SERP agreements providing such post-retirement benefits.

Mark E. Tryniski.  Under Mr. Tryniski’s SERP, the Company has agreed to provide Mr. Tryniski with an annual SERP benefit equal to the product of (i) 3%, times (ii) Mr. Tryniski’s years of service, times (iii) his final average compensation.  The SERP benefit is then reduced by Mr. Tryniski’s other Company-provided retirement benefits.  Mr. Tryniski will be entitled to the foregoing SERP benefit (i.e., will become “vested”) only if he completes 36 months as President and Chief Executive Officer.  If Mr. Tryniski fails to complete such 36-month period, then he shall be entitled to a minimum SERP benefit generally equal to the excess (if any) of (x) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (I) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (II) Internal Revenue Code Section 415 is disregarded, minus (y) the annual benefit actually payable to him pursuant to the Pension Plan.  Mr. Tryniski’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55.  Unless Mr. Tryniski elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for the executive’s life.

Change in Control Provision.  If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will treat Mr. Tryniski as fully vested in the SERP benefit and will credit him (for SERP purposes) with 5 additional years of service.

Scott A. Kingsley, Brian D. Donahue and George J. Getman.  Under the SERP agreements for Messrs. Kingsley, Donahue and Getman, the Company shall pay the employee an annual supplemental retirement benefit generally equal to the excess (if any) of (i) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (a) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (b) Internal Revenue Code Section 415 is disregarded, minus (ii) the annual benefit actually payable to him pursuant to the Pension Plan.  The SERP benefit is payable beginning on the first day of the seventh month that follows the later of the employee’s cessation of employment with the Company or his attainment of age 55.  Unless the executive elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for the executive’s life.  The SERP agreements for Messrs. Kingsley, Donahue and Getman do not contain change in control provisions.

Nonqualified Deferred Compensation Plan

The following table shows the executive contribution, the Company’s contributions, earnings and account balances for the named executives in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc.

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mark E. Tryniski	Community Bank System, Inc. Deferred Compensation Plan	$26,000	$16,646	($47,784)	$0	$41,811
Scott A. Kingsley	Community Bank System, Inc. Deferred Compensation Plan	$20,800	$10,533	($50,088)	$0	$78,265
Brian D. Donahue	Community Bank System, Inc. Deferred Compensation Plan	$13,650	$9,142	($44,840)	$0	$36,568
George J. Getman	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$0	$0	$0
J. David Clark	Community Bank System, Inc. Deferred Compensation Plan	$9,450	$7,115	($14,785)	$0	$47,791

(1)	The amount in this column was also reported as “Salary” in the Summary Compensation Table on pages 22-23.

(2)	The amount in this column was also reported in the column entitled “All Other Compensation” in the Summary Compensation Table.

Potential Payment on Termination or Change in Control

The Company has entered into employment agreements that provide severance benefits to the named executives.  Under the terms of the respective named executive’s agreement, the executives are entitled to post-termination payments in the event that they are no longer employed by the Company because of death, disability, involuntary retirement or a change in control.  The triggers for post-termination payments under the respective employment agreements are set forth in the descriptions of such agreements on pages 32-34.  Payments under the employment agreement may be made in a lump sum or in installments.  In addition to the employment agreements, the SERP agreements provide for post-termination benefits (notwithstanding the retirement benefits intended to be conferred in the SERP agreements) in certain situations in the event of death, disability and a change in control.

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executives would be entitled upon termination of employment, assuming a December 31, 2008 termination date.

	Expected Post-Termination Payments ($)	Incremental pension benefit (present value) ($) (1)	Continuation of Medical/Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (unamortized as of 12/31/08) ($) (2)	Total Termination Benefits ($) (3)
Mark E. Tryniski
• Death	$110,250	$0	$2,718	$313,846	$426,814
• Disability	220,500	0	5,437	313,846	539,783
• Involuntary termination without cause	1,329,200	0	0	313,846	1,643,046
• Involuntary or good reason termination after CIC	1,993,800	687,424	35,597	313,846	3,030,667
Scott A. Kingsley
• Death	$77,479	$0	$2,688	$163,083	$243,250
• Disability	154,958	0	5,375	163,083	323,416
• Involuntary termination without cause	954,485	0	0	163,083	1,117,568
• Involuntary or good reason termination after CIC	1,211,745	54,766	35,266	163,083	1,464,860
Brian D. Donahue
• Death	$63,756	$0	$2,630	$135,267	$201,653
• Disability	127,512	0	5,260	135,267	268,039
• Involuntary termination without cause	426,066	0	0	135,267	561,333
• Involuntary or good reason termination after CIC	1,003,572	98,699	34,536	135,267	1,272,074
George J. Getman
• Death	$75,000	$0	$253	$64,538	$139,791
• Disability	150,000	0	505	64,538	215,043
• Involuntary termination without cause	930,285	0	0	64,538	994,823
• Involuntary or good reason termination after CIC	1,170,000	54,766	3,033	64,538	1,292,337
J. David Clark
• Death	$49,597	$0	$2,601	$88,105	$140,303
• Disability	99,194	0	5,201	88,105	192,500
• Involuntary Termination without cause	313,423	0	0	88,105	401,528
• Involuntary or good reason termination after CIC	750,456	79,664	34,184	88,105	952,409

(1)
The amounts set forth in this column reflect the present value of an additional three years of accumulated benefits under the Company’s Pension Plan.  There would be no additional benefits accrued under the individual supplemental executive retirement agreements except for Mr. Tryniski’s agreement.

(2)
The amounts set forth in this column reflect the dollar amount that would be recognized in the financial statements in accordance with FASB 123R for the early vesting of restricted stock and stock options pursuant to the Company’s 2004 Long-Term Incentive Compensation Program.  These amounts are based on the market value of the shares of restricted stock on the date of grant or the value of the stock options using the Black-Scholes option pricing model on the day of grant, which may not be reflective of the current intrinsic value of the options.

(3)	The amounts in this column do not include any excise tax gross-up amounts. The Company is not obligated to pay any excise tax gross-up amounts under any employment agreements.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay, regular pension benefits under the Company’s Pension Plan, and distribution of plan balances under the Company’s 401(k) Plan.

Employment Agreements

The Company has entered into Employment Agreements with each of the named executives.  The Employment Agreements provide for payments upon termination in the event such executive is terminated prior to the expiration of the employee agreement.  The quantitative payout amounts are set forth in the chart above.

Mark E. Tryniski.  The Company had an employment agreement with Mr. Tryniski providing for his continued employment until December 31, 2008 which agreement was renewed to cover the period from January 1, 2009 to December 31, 2011.  The current agreement provides that the Company shall pay Mr. Tryniski a base salary at an annual rate of at least $454,000, with his base salary for calendar years after 2009 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.  The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski’s death or disability.  The agreement provides for severance pay in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 200% of the sum of Mr. Tryniski’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Tryniski through the unexpired term of his employment agreement.  In the event that Mr. Tryniski’s employment is terminated solely because the Company elects not to renew or extend the agreement at the end of its term for reasons other than cause, Mr. Tryniski is entitled to severance pay equal to 200% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, and his stock options will become fully exercisable.

Scott A. Kingsley.  The Company has an employment agreement with Mr. Kingsley providing for his continued employment until December 31, 2010.  The agreement provides that during the term of the agreement, the Company shall pay Mr. Kingsley a base salary at an annual rate of at least $310,000, with his base salary for calendar years after 2008 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.  The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Kingsley’s death or disability.  The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Kingsley’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Kingsley through the unexpired term of his employment.  In the event that Mr. Kingsley’s employment is terminated solely because the Company elects not to renew or extend the agreement at the end of its term for reasons other than cause, Mr. Kingsley is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Kingsley’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Kingsley voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, and his stock options will become fully exercisable.

Brian D. Donahue.  The Company has an employment agreement with Mr. Donahue providing for his continued employment until December 31, 2009 which agreement was amended in 2008 for purposes of complying with Section 409A of the Internal Revenue Code.  The agreement provides that during the period from August 1, 2004 through December 31, 2009, the Company shall pay Mr. Donahue a base salary at an annual rate of at least $230,000, with his base salary for calendar years after 2004 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.  The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Donahue’s death or disability.  The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Donahue’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Donahue through the unexpired term of his employment.  In the event that Mr. Donahue’s employment is terminated solely because the Company elects not to renew or extend the agreement at the end of its term for reasons other than cause, Mr. Donahue is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Donahue’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Donahue voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, will pay him the difference between 94% of the market value of his residence and the proceeds of the sale of such residence (if he elects to relocate), and his stock options will become fully exercisable.

George J. Getman.  The Company has an employment agreement with Mr. Getman providing for his continued employment until December 31, 2010.  The agreement provides that during the term of the agreement, the Company shall pay Mr. Getman a base salary at an annual rate of at least $300,000, with his base salary for calendar years after 2008 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.  The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Getman’s death or disability.  The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Getman’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Getman through the unexpired term of his employment.  In the event that Mr. Getman’s employment is terminated solely because the Company elects not to renew or extend the agreement at the end of its term for reasons other than cause, Mr. Getman is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Getman’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Getman voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, and his stock options will become fully exercisable.

J. David Clark.  The Company has an employment agreement with Mr. Clark providing for his continued employment until December 31, 2009 which agreement was amended in 2008 for purposes of complying with Section 409A of the Internal Revenue Code.  The agreement provides that during the period from October 1, 2004 to December 31, 2009, the Company shall pay Mr. Clark a base salary at an annual rate of at least $175,000, with his base salary for calendar years after 2004 to be adjusted in accordance with the Company’s regular payroll practices for executive employees.  The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Clark’s death or disability.  The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Clark’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Clark through the unexpired term of his employment.  In the event that Mr. Clark’s employment is terminated solely because the Company elects not to renew the agreement at the end of its term for reasons other than cause, Mr. Clark is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.

Change in Control Provision.  If Mr. Clark’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Clark voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, and his stock options will become fully exercisable.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at www.communitybankna.com and in print to any Shareholder who requests it, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and the Bank.  The Company’s management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and the public reporting process.  PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2008, is responsible for performing an audit of the Company’s financial statements and opining on management’s internal controls over financial reporting and the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).  The Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company’s independent registered public accounting firm.

The Audit Committee is currently comprised of four directors, each of whom the Board has determined to be independent as independence for audit committee members is defined by the Sarbanes-Oxley Act and the NYSE Rules.  In addition, each member of the Committee is financially literate and three of the Committee’s members meet the NYSE standard of having “accounting or related financial management expertise.”  In addition, the Board has determined that Charles E. Parente, James W. Gibson, Jr., and James A. Wilson are each qualified as an “audit committee financial expert” as defined by the SEC Rules.

In discharging its oversight responsibilities, the Committee has reviewed and discussed the Company’s 2008 audited consolidated financial statements with management of the Company and its independent registered public accounting firm and has discussed with its independent registered public accounting firm all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), as adopted by the PCAOB in Rule 3200T.

The Committee has also received the written disclosures and letter from the Company’s its independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the its independent registered public accounting firm its independence.  In concluding that the its independent registered public accounting firm is independent, the Committee considered, among other factors, the non-audit services provided by the its independent registered public accounting firm as described on pages 36-37.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Charles E. Parente (Chair)
Brian R. Ace
James W. Gibson, Jr.
James A. Wilson

ITEM TWO:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the fiscal year ended December 31, 2008, the firm of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, was retained by the Audit Committee of the Board of Directors to perform the annual examination of the consolidated financial statements of the Company and its subsidiaries.  The Audit Committee also retained PricewaterhouseCoopers LLP to advise the Company in connection with various other matters as described below.

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.  PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1991.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the Shareholders for ratification as a matter of good corporate practice.  If the Shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in their discretion may appoint a different firm at any time during the year if they determine that such a change would be in the best interests of the Company.

Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement, if the representatives desire, and will be available to respond to appropriate questions from Shareholders.

Vote Required and Recommendation

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

The Board of Directors recommends that Shareholders vote FOR this Proposal.  Proxies solicited by the Board of Directors will be voted in favor of the Proposal unless Shareholders specify otherwise.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2007 and 2008.

	2007	2008
Audit Fees	$363,459 (1)	$491,295 (2)
Audit Related Fees	0	20,000 (3)
Tax Fees (4)	82,250	113,850
All Other Fees (5)	0	7,332

(1)	Includes fees incurred in connection with the audits of Community Bank System, Inc. and its subsidiaries Community Investment Services, Inc., and Hand Benefit and Trust.

(2)
Includes fees incurred in connection with the audits of Community Bank System, Inc. and its subsidiaries Community Investment Services, Inc., Hand Benefit and Trust, as well as $18,000 for the audit of Hand Securities, Inc. and $90,000 for services rendered in connection with a Form S-3 registration statement.

(3)	Includes fees related to the Uniform Single Attestation Program for Mortgage Bankers.

(4)
Includes tax preparation and compliance fees of $37,500 and $40,500 for 2008 and 2007, respectively, and fees incurred in connection with tax consultation related to acquisitions, tax planning, and other matters of $76,350 and $41,750 for 2008 and 2007, respectively.

(5)	Represents subscription fees to Comperio, a PricewaterhouseCoopers LLP trademarked product.

Pursuant to the Audit Committee Charter, the Company is required to obtain pre-approval by the Audit Committee for all audit and permissible non-audit services obtained from its independent auditors to the extent required by applicable law.  In accordance with this pre-approval policy, the Audit Committee pre-approved all audit and non-audit services for fiscal 2007 and fiscal 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock.  Such persons are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such filings.  Based solely on its review of the copies of such filings received by it and written representations of Reporting Persons with respect to the fiscal year ended December 31, 2008, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2008, except as follows: due to administrative oversight in connection with the reporting of transactions under the Directors’ Deferred Compensation Plan, certain Form 4 filings, each reporting one late transaction, were not timely filed for (i) Directors Ace, Dempsey, DiCerbo, Parente, and Steele regarding the acquisition of deferred stock pursuant to the Directors’ Deferred Compensation Plan, and (ii) Directors Cantwell, Dempsey, Parente, and Patterson regarding the distribution of deferred stock pursuant to the Directors’ Deferred Compensation Plan.

ITEM THREE: PROPOSAL TO AMEND COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS

The Company’s Certificate of Incorporation currently provides that the Board of Directors is divided into three classes, as nearly equal in number as possible, with the members of each class serving for staggered three year terms.  After consideration of a number of factors, including the response to a shareholder proposal at the 2008 annual meeting, the Board of Directors is proposing that the Company’s Certificate of Incorporation be amended to declassify the Board and provide for the annual election of all directors at each annual meeting.  This amendment to the Company’s corporate structure requires a supermajority shareholder vote to approve, and shareholders should carefully consider this proposal when voting your shares at the Meeting.

A shareholder proposal to declassify the Company’s Board of Directors was included in the Company’s 2008 Proxy Statement and received support from a majority of the shares cast at the meeting but less than a majority of the outstanding shares.  In light of shareholder support for the proposal, the Board and its Nominating and Corporate Governance Committee have reconsidered the merits of declassifying the Board.  In its review, the Board considered the purposes of a classified board to enhance continuity and effectives of experienced directors to plan and execute long-term strategies with respect to the various businesses and markets in which we operate and to promote the ability of independent directors to negotiate effectively with a potential acquirer to receive the greatest possible shareholder value.  The Board also considered corporate governance trends, support for a similar proposal at last year’s annual meeting, and the view held by many institutional stockholders that a classified board has the effect of reducing the accountability of directors.  The Board of Directors, after careful consideration, and upon the recommendation of the Nominating and Corporate Governance Committee, has determined it is appropriate to declassify the Board and is recommending that shareholders approve the proposal to declassify the Board.

Under the proposed amendment to the Certificate of Incorporation, the declassification of the Board and annual election of directors would be effective as of the Company’s 2010 annual meeting of shareholders and would be phased in over a three-year period.  Directors who had been previously elected for three-years terms ending in 2011 and 2012 would continue to serve out those terms so that no director previously elected to a three-year term would have his or her term shortened.  If the proposed amendment is approved by the required shareholder vote, the Company will take prompt action to amend its Certificate of Incorporation, and related provisions in its Bylaws, consistent with the text of the proposed amendment as set forth in Appendix A of this Proxy Statement.

Vote Required and Recommendation

Pursuant to Article 11 of the Company’s Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the outstanding shares of Common Stock entitled to vote at the Meeting is required to approve the proposed amendment.

The Board of Directors recommends that Shareholders vote FOR this Proposal.

SHAREHOLDER PROPOSALS

If Shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the Securities and Exchange Commission for Shareholder proposals.  Shareholder proposals for the Company’s 2010 Annual Meeting of Shareholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by December 18, 2009.  Such Shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company.  Shareholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters that may come before the Meeting.  However, the Proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Date:  April 16, 2009

By Order of the Board of Directors

Donna J. Drengel
Secretary

Appendix A

PROPOSED AMENDMENT TO ARTICLES 6 AND 11 OF THE
CERTIFICATE OF INCORPORATION OF
COMMUNITY BANK SYSTEM, INC.

The text below is the portion of Community Bank System, Inc.’s Certificate of Incorporation proposed to be amended by Item Three.  Proposed additions are indicated by underlining and proposed deletions are indicated by strike−outs.

6.           Directors; Election and Classification.

(a)           Members of the Board of Directors may be elected either by written ballot or by voice vote.

(b)           Commencing with the 2010 annual meeting of the stockholders, directors shall be elected annually for terms of one year and shall hold office until the next succeeding annual meeting.  Directors elected at the 2007 annual meeting of stockholders shall hold office until the 2010 annual meeting of stockholders; directors elected at the 2008 annual meeting of stockholders shall hold office until the 2011 annual meeting of stockholders; and directors elected at the 2009 annual meeting of stockholders shall hold office until the 2012 annual meeting of stockholders.  In all cases, directors shall hold office until their respective successors are duly elected and qualified.  ~~The Board of Directors shall be divided into three (3) classes.  The number of directors of the first class shall equal one-third (1/3) of the total number of directors as determined in the manner provided in the By-Laws, with fractional remainders to count as one (1); the number of directors of the second class shall equal one-third (1/3) of said total number of directors, or the nearest whole number thereto; and the number of directors of the third class shall equal said total number of directors minus the aggregate number of directors of the first and second classes.  At the election of the first Board of Directors, the class of each of the members then elected shall be designated.   The term of office of each member then designated as a director of the first class shall expire at the annual meeting of the stockholders next ensuing, that of each member then designate as a director of the second class at the annual meeting of stockholder one (1) year thereafter, and that each member then designated as a director of the third class at the annual meeting stockholders two (2) years thereafter.  At each annual meeting of stockholders held after the election and classification of the first Board of Directions, directors shall be elected for a full term of three (3) years to succeed those members whose terms then expire.~~

11.           Amendments to Articles.  Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote required to amend or repeal, or adopt any provisions inconsistent with, Articles ~~6,~~ 9 or 10, or this Article 11 shall consist of (1) a majority vote of the Board of Directors and of the holders of at least three-fourths (3/4) of the votes entitled to be cast by the holders of all then-outstanding shares of Common Stock, or (2) at least two-thirds (2/3) of the votes entitled to be cast by said common stockholders if the amendment, repeal, or adoption shall have been approved by at least two-thirds (2/3) of the Continuing Directors within the meaning of paragraph (B)(8) of Article 10.

A-

The Directors and Officers
of
COMMUNITY BANK SYSTEM, INC.
extend a cordial invitation for you to
join them for refreshments at Yokum Hall
State University of New York
College at Plattsburgh
Plattsburgh, New York
at 12:00 Noon
immediately prior to the
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 20, 2009

Paul M. Cantwell
Chairman

Mark E. Tryniski
President & CEO

0

PROXY

COMMUNITY BANK SYSTEM, INC.

5790 Widewaters Parkway
Dewitt, New York 13214-1883

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles M. Ertel and Donna J. Drengel, proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Community Bank System, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 20, 2009 or any adjournment thereof.

(Continued, and to be marked, signed and dated on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

COMMUNITY BANK SYSTEM, INC.

May 20, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.snl.com/irweblinkx/docs.aspx?iid=100185

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20530300000000001000 0 052009

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" PROPOSITIONS #1 AND #2 AND #3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ James W. Gibson, Jr.
- ○ David C. Patterson
- ○ Sally A. Steele
- ○ Mark E. Tryniski
- ○ James A. Wilson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. RATIFICATION OF APPOINTMENT OF PWC as the Company's independent registered public accounting firm for the 2009 fiscal year	☐	☐	☐
3. PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION and Bylaws to declassify the Board of Directors	☐	☐	☐

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSITIONS # 1 AND # 2 AND # 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Please check here if you plan to attend the meeeting. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.